GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3920
Dated November 21, 2002	Dated May 27, 2003
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Redeemable Fixed Rate Step Up Coupon Notes)

Trade Date: May 27, 2003

Settlement Date (Original Issue Date): June 20, 2003

Maturity Date: December 20, 2008 (unless earlier redeemed as described under

"Additional Terms-Optional Redemption" below).

Principal Amount

(in Specified Currency): USD 50,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For any Notes sold with more than a de minimis amount of original issue discount, see "United States Tax Considerations" in the accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Net Proceeds to Issuer: USD 50,000,000

Interest Rate: The Notes will bear interest at a fixed rate unless as otherwise specified hereunder. The Notes will pay interest at the rate of 2.25% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on June 20, 2005; thereafter, the interest rate on the Notes will reset on June 20, 2005, in accordance with the schedule set forth below.

Interest Payment Period: Semi-Annually

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Redeemable Fixed Rate Step-Up Coupon Notes
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Pricing Supplement No. 3920
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Rule 424(b)(3)-Registration Statement
No. 333-100527

Interest Payment Date(s):

X Semi-Annually on each June 20 and December 20, commencing December 20, 2003 and ending on the Maturity Date, unless earlier redeemed. See "Additional Terms Interest" below.

Clearance and Settlement:

_X_ DTC only

_ DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CUSIP: 36962GC85

Repayment, Redemption and Acceleration

Initial Redemption Date: June 20, 2005 (See "Additional TermsOptional Redemption" below)

Initial Redemption Percentage: 100.00%

Optional Repayment Date(s): N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Redeemable Fixed Rate Step-Up Coupon Notes
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Pricing Supplement No. 3920
Dated May 27, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

Additional Terms:

Interest:

Interest on the Notes will accrue from June 20, 2003 and will be payable in U.S. Dollars semi-annually on the 20th of June and the 20th of December, commencing on December 20, 2003 and ending on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest payment date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 2.25% per annum from and including the Original Issue Date up to but excluding June 20, 2005. Thereafter the interest rate will be subject to adjustment on June 20, 2005 in accordance with the following schedule:
Interest Period:	Interest Rate:

June 20, 2003 to June 19, 2005	2.25% per annum
June 20, 2005 to June 19, 2006	3.00% per annum
June 20, 2006 to June 19, 2007	4.00% per annum
June 20, 2007 to June 19, 2008	5.00% per annum
June 20, 2008 to December 20, 2008	6.00% per annum

Redeemable Fixed Rate Step-Up Coupon Notes
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Pricing Supplement No. 3920
Dated May 27, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole on June 20, 2005 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date) at 100% of their principal amount plus accrued interest to but excluding the date of redemption. In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Optional Redemption Date.

Certain Investment Considerations:

Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

General.

At March 31, 2003 the Company had outstanding indebtedness totaling $266.077 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2003 excluding subordinated notes payable after one year was equal to $265.112 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months ended March 31, 2003
1998	1999	2000	2001	2002
1.50	1.60	1.52	1.72	1.65	1.78

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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Pricing Supplement No. 3920
Dated May 27, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Plan of Distribution:

The Notes are being purchased by Citigroup Global Markets Inc. (the "Underwriter"), as principal, at the Issue Price of 100% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.